Exhibit 10.1

February 19, 2010	ICO Global Communications 11700 Plaza America Drive Suite 1010 Reston, VA 20190

Benjamin G. Wolff	Tel +1 703 964-1400
2300 Carillon Point	Fax +1 703 964-1401
Kirkland, WA 98033
www.ico.com

Dear Mr. Wolff:

We are pleased to offer you the position of Chief Executive Officer with ICO Global Communications (Holdings) Limited (“ICO Global”) (together with its subsidiaries, “ICO”) under the terms of this letter agreement (“Letter Agreement”). You will have the rights, powers, duties and obligations customary for a Chief Executive Officer and as may be agreed upon from time to time by you and ICO Global’s board of directors. During the course of your employment with ICO, you will devote those business efforts to ICO that are sufficient to satisfy your responsibilities; provided that, without modifying the foregoing sentence, ICO acknowledges that you serve as the president of the Eagle River group of investment companies (“Eagle River”), that you are compensated by Eagle River and that you will continue to be employed by Eagle River and its affiliates in a variety of different capacities. ICO consents to this arrangement so long your Eagle River related activities are not inconsistent with your duties to ICO and do not interfere with the performance of your responsibilities to ICO. In addition, nothing herein will prevent you from (i) participating in industry, trade, professional, charitable and community activities, (ii) serving on corporate, civic or charitable boards or committees, and (iii) managing your personal investments and affairs, in each case so long as such activities are not inconsistent with your duties to ICO and do not interfere with the performance of your responsibilities to ICO. Though you also currently serve as our Chairman, the terms of this Letter Agreement (including without limitation those pertaining to termination) shall apply only to your service as Chief Executive Officer, and you shall not be entitled to additional compensation as Chairman so long as you are compensated in your capacity as Chief Executive Officer.

The starting date for this position and for purposes of this Letter Agreement was January 1, 2010 (“Start Date”).

Base Salary

We are offering you an annual salary of $500,000, less payroll taxes and required withholding, which will be paid to you in regular intervals in accordance with ICO’s customary payroll schedules for salaried employees. Currently, ICO’s salaried employees are paid bi-weekly. This salary may be increased (but not decreased) in the future in accordance with ICO’s compensation practices.

Annual Bonus

You will be eligible for a bonus of up to 100% of your base salary, subject to the discretion of the board of directors or its compensation committee, based on your continuous performance of services to ICO through the date that any bonus is earned and upon achievement of performance objectives as established by the compensation committee (the “Bonus Compensation”). The amount of the Bonus Compensation, if any, shall be determined and paid at a time consistent with ICO’s practices for bonus compensation generally. In the event you leave the employ of ICO for any reason prior to payment of any bonus, you will not be eligible for such bonus, though you will be eligible for the bonus amount provided below if your termination is without Cause or for Good Reason.

Stock Options

You will receive an option to purchase 2,000,000 shares of the Class A common stock of ICO Global (“Option”), priced according to our normal policies. The Option will vest in equal annual installments on each of the first, second, third, and fourth anniversaries of your Start Date, subject to your continuous service to ICO (as Chief Executive Officer or other role agreed by you and ICO Global’s board of directors) on such dates. The Option will be evidenced by a stock option agreement approved for the grant of other stock options under the ICO Global Communications (Holdings) Limited Amended and Restated 2000 Stock Option Plan (“Plan”) and will be subject to the terms and conditions of the Plan.

You will also receive 2,000,000 shares of restricted stock in the Class A common stock of ICO Global (“Restricted Stock”). The Restricted Stock will be subject to vesting conditions as established by the board of directors.

Employee Proprietary Information and Inventions Agreement

In exchange for the consideration of your employment, you agree to execute and abide by the terms of the ICO Employee Proprietary Information and Inventions Agreement, a copy of which is enclosed.

Benefits; Vacation; Expenses

You may participate in and to receive benefits from all present and future life, accident, disability, medical, pension and savings plans and all similar benefits made available generally to employees of ICO Global. The amount and extent of benefits to which you are entitled will be governed by the specific benefit plan, as it may be amended from time to time.

You will accrue four weeks (20 days) of paid vacation per year or such longer period as may be provided by ICO. Such vacation will be taken at such times and intervals as will be determined by you, subject to the reasonable business needs of ICO. You can accumulate a maximum of 30 days of accrued but unused vacation time in the aggregate.

ICO will pay or reimburse you promptly for all reasonable business expenses and other disbursements incurred or paid by you in the performance of your duties and responsibilities to ICO, including those incurred or paid in connection with business related travel, telecommunications and entertainment, subject to reasonable substantiation of such expenses by you in accordance with ICO’s policies.

Termination

Without Cause or for Good Reason

If ICO terminates your employment without Cause or you resign for Good Reason, as defined below (which you may do provided you have not previously been notified by ICO of its intention to terminate your employment), then you will be entitled to the following:

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a lump sum payment (less any required deductions) in an amount equal to (i) your unpaid base salary through the date of termination, (ii) the value of your vacation time not used as of the date of termination to the extent that such vacation time has been accrued during the calendar year of termination, calculated based upon your base salary at the date of termination, and (iii) reimbursement of any reasonable business expenses reimbursable under this letter, to the extent not theretofore reimbursed.

In addition, ICO will provide you the following severance benefits on the condition that you execute a separation and release agreement in a form reasonably acceptable to ICO and you:

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payment of an amount equal to 2 times (i) the sum of your base salary then in effect plus (ii) 100% of your target bonus, payable in accordance with the normal payroll practices of ICO in effect on the date of termination; provided that the payments will be accelerated to the extent necessary to comply with Section 409A of the Internal Revenue Code, plus (iii) a full gross up for all taxes and other payments due pursuant to Section 409A of the Internal Revenue Code;

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COBRA benefits at no cost to you sufficient to continue your group health insurance coverage at the same level of coverage as you received as of your termination date for as long during the period two years following your termination (the “Severance Period”) as you timely elect and remain eligible for COBRA; and

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Vesting of all options and shares of restricted stock held by you in which you would have vested had you remained actively employed through the second anniversary of the date of termination. All other unvested options and restricted stock shall expire; provided that this provision does not supersede any Change of Control provisions for accelerated vesting of stock options under the Plan.

For Cause

ICO may terminate your employment for Cause at any time upon written notice of such termination to you setting forth in reasonable detail the nature of such Cause, provided that if those grounds involve failure to discharge duties, you shall have a period of 5 business days to cure the grounds identified in such notice. If ICO terminates your employment for Cause, or you resign other than for Good Reason, then you will be entitled to a lump sum (less any required deductions) in an amount equal to (i) your base salary through the date of termination, (ii) the value of your vacation time not used as of the date of termination to the extent that such vacation time has been accrued during the calendar year of termination, calculated based upon your base salary at the date of termination, and (iii) reimbursement of any reasonable business expenses reimbursable under this letter, to the extent not theretofore reimbursed. In addition, upon termination of your employment by ICO for Cause, any options granted to you that have not vested shall automatically expire effective at the time that you have failed to cure the grounds for Cause.

Definition of “Cause”

“Cause” means dismissal for willful material misconduct or failure to discharge duties, conviction or confession of a crime punishable by law (except minor violations), the performance of an illegal act while purporting to act in ICO’s behalf, or engaging in activities directly in competition or antithetical to the best interest of ICO, such as dishonesty, fraud, unauthorized use or disclosure of confidential information or trade secrets.

Definition of “Good Reason”

“Good Reason” means, without your consent, (i) a material adverse change in your duties, responsibilities or reporting relationships, (ii) a relocation of your principal office to a location more than 40 miles away from your current office that increases the distance from your principal office to your residence, not undertaken at your direction or with your agreement, (iii) a reduction of salary not agreed to by you, or a material diminution of other employee benefits (other than any employee benefits approved by the board and implemented in a non-discriminatory fashion with respect to all participating employees), or (iv) a material breach by ICO of other obligations under this Letter Agreement, provided that in each such case, within 5 days of the initial occurrence of one of the above events, you give written notice to ICO’s general counsel or board of directors specifying with reasonable particularity the grounds constituting “Good Reason,” that such grounds are not cured after 5 business days following ICO’s receipt of such written notification, and that you give written notice of your resignation for Good Reason within 5 days of the expiration of the cure period. Notwithstanding the foregoing, any actions taken by ICO to accommodate a disability of the Employee or pursuant to the Family and Medical Leave Act shall not be a Good Reason for purposes of this Letter Agreement.

Definition of “Disability”

For purposes of this Letter Agreement, “Disability” will mean a medically diagnosed physical or mental impairment that that renders you incapable (even with reasonable accommodation) of performing the duties required under this Letter Agreement for a period of time that is reasonably expected to exceed 8 weeks. ICO, acting in good faith, will make the final determination of whether you have a Disability and, for purposes of making such determination, may require you to submit yourself to a physical examination by a physician mutually agreed upon by you and ICO. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law.

Change of Control

In the event of a Corporate Transaction, as that term is defined in ICO’s Plan, all of the unvested options and restricted stock then held by you shall vest to the extent provided for in the Plan.

Indemnification/Insurance

ICO will extend to you an indemnification agreement in the form currently in place with other executives and on file with the Securities and Exchange Commission. ICO will also provide you D&O insurance consistent with that provided to other executives of ICO.

Arbitration of Claims

You hereby acknowledge and agree that, except as provided below, all disputes concerning your employment with ICO, the termination thereof, the breach by either party of the terms of this Letter Agreement or any other matters relating to or arising from your employment with ICO will be resolved in binding arbitration in a proceeding in the Seattle, Washington area administered by and under the rules and regulations of National Rules for the Resolution of Employment Disputes of the American Arbitration Association. This means that the parties agree to waive their rights to have such disputes or claims decided in court by a jury. Instead, such disputes or claims will be resolved by an impartial AAA arbitrator. Both parties and the arbitrator will treat the arbitration process and the activities that occur in the proceedings as confidential.

The arbitration procedure will afford you and ICO the full range of statutory remedies. ICO and you will be entitled to discovery sufficient to adequately arbitrate any covered claims, including access to essential documents and witnesses, as determined by the arbitrator and subject to limited judicial review. In order for any judicial review of the arbitrator’s decision to be successfully accomplished, the arbitrator will issue a written decision that will decide all issues submitted and will reveal the essential findings and conclusions on which the award is based. The party that is not the substantially prevailing party, which determination shall be made by the arbitrator in the event of ambiguity, shall be responsible for paying for the arbitration filing fee and the arbitrator’s fees.

Nothing contained in this section will limit ICO’s or your right to seek relief in any court of competent jurisdiction in respect of the matters set forth in the “ICO Employee Proprietary Information and Inventions Agreement.” We specifically agree that disputes under the “ICO Employee Proprietary Information and Inventions Agreement” will not be subject to arbitration unless both parties mutually agree to arbitrate such disputes.

Employment At Will

By signing this Letter Agreement, you understand and agree that your employment with ICO will continue at-will. Therefore, your employment can terminate, with or without Cause, and with or without notice, at any time, at your option or ICO’s option, and ICO can terminate or change all other terms and conditions of your employment, with or without cause, and with or without notice, at any time, in all cases subject to the other terms and conditions of this Letter Agreement. This at-will relationship will remain in effect throughout your employment with ICO or any of its subsidiaries or affiliates. The at-will nature of your employment, as set forth in this paragraph, can be modified only by a written agreement approved by both ICO Global’s board of directors and you and executed by authorized parties which expressly alters it. This at-will relationship may not be modified by any oral or implied agreement, or by any policies of ICO, practices or patterns of conduct.

Entire Agreement

This Letter Agreement, any stock award agreement between you and ICO, the indemnification agreement, the ICO Employee Proprietary Information and Inventions Agreement, and any other related written agreements constitute the entire agreement, arrangement and understanding between you and ICO on the nature and terms of your employment with ICO. This Letter Agreement supersedes any prior or contemporaneous agreement, arrangement or understanding on this subject matter, subject to the sixth sentence in this paragraph regarding any stock option agreement between you and ICO. By executing this Letter Agreement as provided below, you expressly acknowledge the termination of any such prior agreement, arrangement or understanding. Also, by your execution of this Letter Agreement, you affirm that no one has made any written or verbal statement that contradicts the provisions of this Letter Agreement. In the event of any inconsistency between the terms contained in this Letter Agreement and the terms contained in any stock option agreement between you and ICO, the terms contained in this Letter Agreement will control, and the provisions regarding vesting or termination contained in your stock option agreements will be superseded by the provisions of this Letter Agreement to the extent of any conflict. In addition, the covenants contained in the ICO Employee Proprietary Information and Inventions Agreement will also supersede the provisions of any other similar covenant contained in your stock option agreement to the extent of any conflict. This Letter Agreement may be executed in counterparts, each of which (including any signature transmitted via facsimile or email) shall be deemed to be an original, and all of which together shall constitute one instrument.

We hope that you will accept this offer and look forward to working with you.

Sincerely,

ICO Global Communications (Holdings) Limited

By	/s/ Timothy P. Leybold
Timothy P. Leybold
Its	Senior Vice President and Chief Financial Officer

Signature of Acceptance:

/s/ Benjamin G. Wolff
Benjamin G. Wolff

Date: 2/22/10